EXHIBIT 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on the 15th day of September, 2004 by and between CNL Restaurant Capital GP Corp. (f/k/a CNL Franchise Network GP Corp.), a Delaware corporation (the “Company”), and Michael T. Shepardson (“Executive”).

Preliminary Statement

WHEREAS, the Company is the general partner of CNL Restaurant Capital LP, a Delaware limited partnership ("Finco"); and

WHEREAS, the Company desires to employ or continue to employ Executive, and Executive desires to be employed by the Company; and

WHEREAS the Company and Executive desire to enter into this Agreement which sets forth the terms and conditions of Executive’s employment;

NOW, THEREFORE, in consideration of the mutual covenants set forth below, the Company and Executive agree as follows:

1. Employment. The Company hereby employs Executive, and Executive agrees to serve the Company, on the terms and conditions set forth, below. Except as otherwise provided in this Agreement, Executive’s employment shall be subject to the employment policies and practices of the Company in effect from time to time during the Term of Executive’s employment.

2. Term of Agreement. The term of Executive’s employment pursuant to this Agreement shall commence on September 1, 2002 and shall continue in effect for a period of three (3) years and four (4) months to and including December 31, 2005, unless terminated sooner in accordance with Section 5 below. Thereafter, this Agreement may renew for additional one-year terms, upon written notice by the Company to Executive no later than sixty (60) days prior to the termination date of any such term, unless terminated sooner in accordance with Section 5 below. (The natural termination date of the initial term or any successive term of this Agreement shall be referred to as the “Termination Date.”)

3. Position and Duties. Executive shall serve as the Executive Vice President of the Company and President of CNL Advisory Services, and he shall have such duties, authority and responsibilities as are normally associated with and appropriate for such position. Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company, except that Executive may perform personal or charitable activities which do not interfere with Executive’s employment duties.

4. Compensation and Related Matters.

4.1. Base Salary. During the term of this Agreement, the Company shall pay to Executive a Base Salary at an annual rate as specified in Attachment "A" to this Agreement (“Base Salary”). Base Salary shall be paid in equal installments in accordance with the Company’s usual and customary payroll practices, but not less frequently than monthly. The Base Salary may be increased each year in an amount approved by the Company's Board of Directors.

4.2. Bonus and Additional Compensation. Executive will be entitled to an annual bonus and long-term compensation as set forth in Attachment “A”.

4.3. Benefit Plans and Arrangements. Executive shall be entitled to participate in and to receive benefits under all existing and future employee benefit plans, perquisites and fringe benefit programs of the Company that are provided to other similarly situated executives of the Company, on terms no less favorable than those provided to such other executives, to the extent Executive is eligible under the terms of such plans or programs.

4.4. Expenses. The Company shall promptly reimburse Executive for all reasonable and customary expenses incurred by Executive in performing services for the Company, including all expenses of travel while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for by Executive in accordance with the policies and procedures established by the Company.

4.5. Paid Time Off. Executive shall be entitled to no fewer than twenty-five (25) days of paid time off (PTO) per year, to be accrued and carried over from year to year in accordance with the then current Company policy as applicable to similarly situated executives of the Company.

5. Termination. The term of Executive’s employment pursuant to this Agreement may be terminated under the following circumstances:

5.1. Death. The term of Executive’s employment shall terminate upon his death.

5.2. Disability. The Company may terminate the term of Executive’s employment as a result of Executive’s Disability (as hereinafter defined). In the event the Executive is covered by a group, long-term disability income policy provided and paid for by the Company, then “Disability” shall mean Executive is determined by such group, long-term disability insurance company to be disabled and eligible for long term disability income under the terms of such policy. In the event Executive is not covered by any such group, long-term disability income policy, then “Disability” shall mean Executive is unable, by reason of illness or other physical or mental incapacity or limitation, to perform the duties of his employment with the Company, which inability continues for at least one hundred twenty (120) consecutive days, or for shorter periods aggregating one hundred twenty (120) days during any consecutive twelve (12) month period.

5.3. By Company for Cause. The Company may terminate the term of Executive’s employment for “Cause” upon written notice to Executive. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment upon any of the following events:

(i)	Executive’s continued failure to perform or his habitual neglect of his duties other than due to Executive’s death or Disability (as such term is defined in section 5.2 above);

(ii)
Executive’s conviction of, plea of nolo contendre to, or indictment for (which indictment is not discharged or otherwise resolved within twelve (12) months) any felony, or any crime involving moral turpitude, or any crime which is likely to result in material injury to the Company;

(iii)	Executive’s breach of a fiduciary duty relating to the Executive’s employment with the Company, including but not limited to an act of fraud, theft or dishonesty; or

(iv)	Executive’s material breach of this Agreement;

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause under clause (i) or (iv) unless the Company provided reasonable written notice to the Executive setting forth the reasons for the Company’s intention to terminate for Cause, and Executive failed within thirty (30) days to cure the event or deficiency set forth in the written notice.

5.4. By Company Without Cause. The Company may terminate the term of Executive’s employment other than for Cause, death or Disability at any time upon sixty (60) days prior written notice to Executive.

5.5. By Executive for Good Reason. Executive may terminate the term of his employment for “Good Reason” upon written notice to the Company. For purposes of this Agreement, “Good Reason” shall include the following events unless otherwise consented to by Executive:

(i)	The assignment to Executive of any duties materially inconsistent with Executive’s position, duties, responsibilities and status within the Company;

(ii)
A material reduction in Executive’s reporting responsibilities not pertaining to Executive’s failure to properly perform the material duties of his position with the Company, which failure has been noted in Executive’s personnel file and communicated to Executive in writing prior to such reduction in reporting responsibilities;

(iii)
A reduction in the Base Salary of Executive not pertaining to Executive’s failure to properly perform the material duties of his position with the Company, which failure has been noted in Executive’s personnel file and communicated to Executive in writing prior to such reduction in Base Salary;

(iv)	A requirement by the Company that Executive’s work location be moved more than fifty (50) miles of the Company’s principal place of business in Orlando, Florida;

(v)	The Company’s material breach of this Agreement;

(vi)	A "change in control" (as defined below) of the Company occurs;

(vii)	The Company’s failure to obtain an agreement from any successor to the business of the Company by which the successor assumes and agrees to perform this Agreement; or

(viii)	A purchaser of the Company assigns this Agreement to another person or entity without Executive's written consent.

Notwithstanding the foregoing, Executive shall not be deemed to have terminated his employment for Good Reason under clause (i), (ii), (iii), (iv) or (v), unless Executive provided reasonable written notice to the Company setting forth the reasons for Executive’s intention to resign for Good Reason, and the Company failed within thirty (30) days to cure the event or deficiency set forth in the written notice.

For purposes of this Section 5.5, a “change in control” means that an act specified in Sections 5.5(i) through 5.5(v) of the Agreement occurs and, within two (2) years of that act, one of the following events also occurs: (A) the closing of any sale by Finco or CNL Restaurant Capital Corp. (f/k/a CNL Franchise Network Corp.), a Delaware corporation ("CRCC"), of all or substantially all of its assets to an acquiring person or entity that is not an affiliate of the Company, Finco, CRCC, or CNL Restaurant Properties, Inc. (f/k/a CNL American Properties Fund, Inc.), a Maryland corporation (“CNLRP”); (B) the closing of any sale by CNLRP of all or a majority of the shares of stock of CRCC that it owns to an acquiring person or entity that is not an affiliate of the Company, Finco, CRCC, CNLRP or James M. Seneff, Jr. (collectively, the “CNLRP Group”); or (C) the closing of any sale by the holders of common stock of CNLRP of an amount of common stock that equals or exceeds a majority of the shares of common stock of CNLRP immediately prior to such closing to a person or entity that is not an affiliate of the CNLRP Group such that the holders of such common stock immediately prior to the closing are not the holders of a majority of the ordinary voting securities of CNLRP after the closing.

6. Compensation in the Event of Termination. Upon the termination of this Agreement, the Company shall pay Executive compensation as set forth below:

6.1. By Company Without Cause; By Executive for Good Reason. In the event that Executive’s employment is terminated by the Company without Cause, or by the Executive for Good Reason, the Company shall pay the Executive a cash payment equal to two (2) times the Executive’s Base Salary, which is in effect on the date of the Executive’s termination (the “Severance Payment”). The Severance Payment shall be made payable in equal installments over a twenty-four (24) month period in accordance with the Company’s usual and customary payroll practices, commencing on the first payday following Executive’s termination. Notwithstanding the foregoing, in the event Executive terminates his employment due to a "change in control" (as defined in Section 5.5 above) the Company shall pay to Executive within thirty (30) days of the date of termination a lump sum cash payment equal to one (1) times Executive's Base Salary in effect on the date of Executive's termination in addition to any other payments to which Executive would otherwise be entitled under the terms of this Agreement. Within thirty (30) days of the date of termination of Executive’s employment, the Company shall also pay Executive a lump sum equal to the sum of: (a) any accrued but unpaid Base Salary and PTO due Executive as of the date of termination of employment; and (b) reimbursements for appropriately submitted expenses which have been incurred, but have not been paid by the Company, as of the date of termination. In addition, any (i) common or preferred stock, (ii) partnership or member interest, (iii) other equity interest, (iv) stock or equity option, (v) phantom stock compensation, or (vi) other incentive or deferred compensation under any Company stock bonus plan, phantom stock plan, stock option plan, or other deferred compensation plan that is subject to vesting or restriction (other than a right of first refusal), shall become immediately vested, but the originally selected distribution option under the deferred compensation plan shall govern; and to the extent an option is exercisable, it shall remain exercisable for the lesser of ninety (90) days or the balance of the term of the option. Notwithstanding this paragraph, all distribution under the deferred compensation plan shall be in accordance with the existing plan.

6.2. By Company for Cause; By Executive Without Good Reason. In the event that the Company terminates Executive’s employment for Cause, or Executive terminates his employment without Good Reason, all compensation or benefits to which Executive may otherwise be entitled to shall cease on the date of termination, except for (i) any accrued but unpaid Base Salary due Executive as of the date of termination of employment, and (ii) reimbursements for appropriately submitted expenses which have been incurred, but have not been paid by the Company, as of the date of termination.

6.3. Death or Disability. In the event that the Company terminates Executive’s employment due to his death or Disability, the Company shall pay the Executive or his estate a lump sum equal to twelve (12) months of Executive’s Base Salary, payable within thirty (30) days of Executive’s termination. This payment shall be in addition to, rather than in lieu of, the entitlement of Executive or his estate to any other insurance or benefit proceeds as a result of his death or Disability.

6.4. Natural Termination. In the event that Executive’s employment by the Company pursuant to this Agreement naturally terminates on the Termination Date, all compensation or benefits to which Executive may otherwise be entitled to shall cease on the Termination Date, except for (i) any accrued but unpaid Base Salary and PTO, if any, due Executive as of the Termination Date, and (ii) reimbursements for appropriately submitted expenses which have been incurred, but have not been paid by the Company, as of the Termination Date; provided, however, that at the election of the Company in its sole and absolute discretion and upon written notice to the Executive on or prior to the Termination Date, the Company shall pay the Executive a cash payment equal to two (2) times the Executive’s Base Salary which is in effect on the Termination Date, which cash payment shall be made payable over a twenty-four (24) month period in equal installments in accordance with the Company’s usual and customary payroll practices, commencing on the first payday following the Termination Date (the “Optional Severance Pay”).

7. Non-Competition, Non-Solicitation and Confidentiality.

7.1. Covenant Not to Compete. While employed by the Company or any affiliate of the Company and for a period of twenty-four (24) months thereafter, Executive shall not, directly or indirectly, for compensation or otherwise, engage in or have any interest in any sole proprietorship, partnership, corporation, company, business or any other person or entity (whether as an employee, officer, corporation, business or any holder creditor, consultant or otherwise) that, directly or indirectly, competes in the same business sectors as the business enterprises in which CNLRP (as defined in Section 5.5 above) or any of its subsidiaries, partners, or affiliates in (or which come into) existence during the term hereof (collectively, the "Benefited Persons"), are now or during Executive’s employment become engaged in any and all states in which CNLRP or any other Benefited Person conducts such business while Executive is employed by the Company or a subsidiary of the Company; provided, however, Executive may continue to hold CNLRP securities or acquire, solely as an investment, shares of capital stock or other equity securities of any company which are traded on any national securities exchange or are regularly quoted in the over-the-counter market, so long as Executive does not control, acquire a controlling interest in, or become a member of a group which exercises direct or indirect control of more than five percent (5%) of any class of capital stock of such corporation. Notwithstanding the foregoing, in the event that Executive’s employment by the Company naturally terminates on the Termination Date and the Company elects not to pay Executive the Optional Severance Pay pursuant to Section 6.4 above, then the prohibitions contained in this Section 7.1 shall terminate on the Termination Date.

7.2. Nonsolicitation of Clients. While employed by the Company or any affiliate of the Company and for a period of twenty-four (24) months thereafter, Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, company, association or other entity, solicit, attempt to contract with, or enter into a contractual relationship of any kind pertaining to any aspect of the development or lease of real property, with any person or entity with which the Company or any affiliate of the Company, had any contractual relationship or engaged in negotiations toward a contract in the previous twenty-four (24) months.

7.3. Nonsolicitation of Employees. While employed by the Company or any affiliate of the Company and for a period of twenty-four (24) months thereafter, Executive shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, company, association or other entity, solicit, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company or any Benefited Person, unless such employee or former employee has not been employed by the Company or other Benefited Person for a period in excess of six (6) months.

7.4. Nondisparagement. While employed by the Company or any affiliate of the Company and after Executive’s employment terminates, Executive shall not disparage, denigrate or comment negatively upon, either orally or in writing, the Company, any other Benefited Person, or any of their officers or directors, to or in the presence of any person or entity unless compelled to act by a valid subpoena or other legal mandate; provided, however, if Executive receives such a subpoena or other legal mandate he shall provide the Company with written notice of same at least five (5) business days prior to the date on which Executive is required to make the disclosure. The Company likewise shall not disparage, denigrate or comment negatively upon, either orally or in writing, the Executive to any prospective employer or third party after Executive’s employment terminates unless compelled to do so by subpoena or other legal mandate; provided however, if the Company receives such a subpoena or other legal mandate it shall provide Executive with written notice of same at least five (5) business days prior to the date on which the Company is required to make the disclosure.

7.5. Confidentiality. While employed by the Company or any affiliate of the Company and after Executive’s employment terminates, Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business affairs of the Company or the other Benefited Persons, all information relating to the business of the Company or any of the other Benefited Persons, including, without limitation, information concerning the financial condition, prospects, methods of doing business, marketing and promotion of services, disclosed to or known by the Executive as a consequence of his employment by the Company or any affiliate of the Company, which information is not generally known or otherwise obtainable in the public domain.

8. Tangible Items. All files, records, documents, manuals, books, forms, reports, memoranda, studies, data, calculations, recordings, or correspondence, in whatever form they may exist, and all copies, abstracts and summaries of the foregoing, and all physical items related to the business of the Company or any other Benefited Person, whether of a public nature or not, and whether prepared by Executive or not, are and shall remain the exclusive property of the Company or any other Benefited Person, and shall not be removed from their premises, except as required in the course of Executive’s employment by the Company, without the prior written consent of the Company. Such items shall be promptly returned by Executive on the termination of Executive’s employment with the Company or at any earlier time upon the request of the Company.

9. Remedies.

9.1. Injunctive Relief. The Company and Executive acknowledge and agree that a breach by Executive or the Company of any of the covenants contained in Section 7 of this Agreement will cause irreparable harm and damage to the Executive, on the one hand, or the Company and/or any other Benefited Person on the other hand, the monetary amount of which may be virtually impossible to ascertain. Accordingly, the Company, any other Benefited Person or the Executive, if affected by any such breach, shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of said covenants by the Company, any other Benefited Person, or Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, as the case may be, and that such right to injunction shall be cumulative and in addition to other remedies Executive, the Company or such other Benefited Person may possess. In addition, Executive acknowledges that in the event of his breach of any of the provisions of Section 7 of this Agreement, in addition to any other remedies the Company may have, the Company may cease making the balance of the payments specified in Section 6.1 and recover in full from Executive any such payments previously made.

9.2. Arbitration. Except with regard to Section 9.1, all disputes between the parties concerning the performance, breach, construction or interpretation of this Agreement, or in any manner arising out of this Agreement, shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association, which arbitration shall be carried out in the manner set forth below:

(i)
Within fifteen (15) days after written notice by one party to the other party of its demand for arbitration, which demand shall set forth the name and address of its designated arbitrator, the other party shall select its designated arbitrator and so notify the demanding party. Within fifteen (15) days thereafter, the two arbitrators so selected shall select the third arbitrator. The dispute shall be heard by the arbitrators within ninety (90) days after selection of the third arbitrator. The decision of any two arbitrators shall be binding upon the parties. Should any party or arbitrator fail to make a selection, the American Arbitration Association shall designate such arbitrator upon the application of either party. The decision of the arbitrators shall be final and binding upon the Company, its successors and assigns and Executive.

(ii)
The arbitration proceedings shall take place in Orlando, Orange County, Florida and the judgment and determination of such proceedings shall be binding on all parties. Judgment upon any award rendered by the arbitrators may be entered into any court having competent jurisdiction without any right of appeal.

(iii)
Each party shall pay its or his own expenses of arbitration, and the expenses of the arbitrators and the arbitration proceeding shall be shared equally. However, if in the opinion of a majority of the arbitrators, any claim or defense was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrators and the arbitration proceeding.

10. Severability. The Company and Executive agree that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant, or promise is found to be unreasonable or otherwise unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable.

11. Notice. For purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when received if delivered in person or by overnight courier, or if mailed by United States certified mail, return receipt requested, postage prepaid, to the following addresses:

If to Executive:

Michael T. Shepardson
2319 Sherbrooke Road
Winter Park, Florida 32792

If to Company:

CNL Restaurant Capital GP Corp.

450 South Orange Avenue - 11th Floor
Orlando, Florida 32801
Attn: Chief Executive Officer

Either party may change its address for notices in accordance with this Section 11 by providing written notice of such change to the other party.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

13. Benefits; Binding Effect; Assignment. This Agreement shall be for the benefit of and binding upon the parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns. Neither party may assign this Agreement without the prior written consent of the other party.

14. Entire Agreement. This Agreement, including its incorporated Attachment "A", constitutes the entire agreement between the parties, and all prior understandings, agreements or undertakings between the parties concerning Executive’s employment or the other subject matters of this Agreement are superseded in their entirety by this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
“Executive”
Witness	/s/ MICHAEL T. SHEPARDSON Michael T. Shepardson

“Company”
CNL Restaurant Capital GP Corp. (f/k/a CNL Franchise Network GP Corp.),
a Delaware corporation
Witness	By:/s/ CURTIS B. MCWILLIAMS Curtis B. McWilliams President & Chief Executive Officer

10

EMPLOYMENT AGREEMENT OF MICHAEL T. SHEPARDSON

ATTACHMENT “A”

1. Base Salary: During the term of employment, the Company shall pay to Executive a base salary of $250,000.00 per year.

2.  Annual Bonus Compensation: Executive may receive annual bonus compensation targeted at fifty percent (50%) of Executive’s Base Salary with a maximum annual bonus of one hundred percent (100%) of Executive’s Base Salary.

3. Long-Term Compensation: Executive is currently participating in a long-term incentive plan, and would be eligible to participate in additional plans as applicable.